EXHIBIT 99.1

Manatron Announces Fiscal 2005 Fourth Quarter
and Full-Year Financial Results

•	Record fourth quarter net revenues of $11.8 million
•	Fourth quarter net income of $721,000, or $0.16 per diluted share
•	Revenues, excluding divestitures, hardware and third-party software sales, increased 9.2% for the quarter and 12.0% for the year

FOR IMMEDIATE RELEASE
CONTACT:
Paul Sylvester, President and CEO	or	Matthew Hayden, President
Manatron, Inc. (269) 567-2900		Hayden Communications, Inc. (843) 272-4653
paul.sylvester@manatron.com		matt@haydenir.com

KALAMAZOO, MI--(PR NEWSWIRE) - July 13, 2005-Manatron, Inc. (NASDAQ: MANA) a leading provider of software products and services for local governments, including the revolutionary Government Revenue Management™ (GRM™) software, today announced its financial results for the fourth quarter and year ended April 30, 2005.

For the fourth quarter, net revenues increased 4.3 percent to $11.8 million from $11.3 million for the comparable quarter in the prior fiscal year. Fourth quarter net revenues were also 13.9 percent higher than the revenues reported for the third quarter. The increase in fourth quarter net revenues is due primarily to the ongoing recognition of software licenses and related professional service revenues on several new Property Tax and CAMA accounts, including Davidson County in Nashville, Tennessee; the Duval County Tax Collector's Office in Jacksonville, Florida; the Arizona Department of Revenue; the City of Virginia Beach and Gwinnett County, Georgia.  For the year ended April 30, 2005, net revenues increased 4.4 percent to $40.2 million versus $38.5 million for fiscal 2004.

The Company reported net income of $721,000 or $0.16 per diluted share for the fourth quarter compared to net income of $989,000 or $0.23 per diluted share for the prior fiscal year fourth quarter. Net income for the entire fiscal year was $2.4 million or $0.53 per diluted share, and includes an after tax non-recurring gain of $1.4 million, or $0.31 per diluted share, related to the sale of the Company's Judicial product line in May 2004. Net income for fiscal 2004 was $4.6 million or $1.06 per diluted share, and includes an after tax non-recurring gain of $2.6 million, or $0.60 per diluted share, related to the sale of the Company's Financial product line in May 2003. Fiscal 2004 net income also included the positive impact of the Allegheny lawsuit settlement in January 2003, which amounted to $491,000, or $0.11 per diluted share.

"We are pleased with our record revenues for the fourth quarter and the continued improvement in operating and net income for the year," said Paul Sylvester, President and Chief Executive Officer of Manatron. "Excluding the revenues related to our divested Financial and Judicial product lines, as well as the hardware and third-party software sales from both years, our pro forma net revenues for the three months and year ended April 30, 2005 increased by 9.2 percent and 12.0 percent versus the respective prior fiscal year periods. As we predicted, our second half

Manatron Announces Fiscal 2005 Fourth Quarter and Full-Year Financial Results; Page 2

of the year was much stronger with net revenues of $22.2 million and operating income of nearly $1.9 million compared to net revenues of $18.0 million and an operating loss of $550,000 for the first half."

Gross profit for the fourth quarter was $5.5 million, a decrease of 8.2 percent from the $6.0 million reported for the same period one year ago. For the year, gross profit decreased 1.3 percent to $17.5 million compared to $17.7 million for the year ended April 30, 2004. Selling, general and administrative expenses decreased 0.7 percent to $4.4 million for the fourth quarter and increased by 8.2 percent to $16.2 million for the year compared to fiscal 2004.

Mr. Sylvester continued, "The increase in our selling, general and administrative expenses for the year is a direct result of our strategy to position Manatron as the leading provider of innovative, integrated property systems and services for local governments in North America. During this past year, we unveiled our new corporate identity, divested our Judicial product line, opened new markets, installed several new processes and disciplines within our operations, and continued to make significant investments in our software and people. As our revenues grow and the mix continues to positively shift toward more software business, we are confident that the Company will be better able to leverage these investments and report improved gross and operating margins."

"More importantly, we launched our GRM software in Gwinnett County, Georgia during fiscal 2005," Mr. Sylvester concluded. "We went live with the Manatron CAMA and Records components of the GRM suite in the second quarter and have been devoting the majority of our time since then to completing the Tax Billing and Collection modules so that Gwinnett County could utilize a fully integrated Property solution in time to calculate and print bills this summer. I am pleased to report that a lot of progress has been made on this important project subsequent to our year end. Both County personnel and Manatron staff have been working endless hours testing the software and carefully preparing to take the entire GRM system live. Gwinnett is no longer using their legacy system and they have successfully prepared their Digest, or tax roll. The bills should be calculated and mailed out within 30 days. By this time next year, we should have GRM live in at least four states, representing a significant achievement for Manatron."

Other fiscal 2005 highlights include:
•	The Company signed property tax contracts with the City of Nashville, Tennessee, and Jacksonville, Florida. These contracts totaled $5.5 million.

•

The Company formed an alliance with DoxTek, a leading provider of enterprise-wide electronic document solutions, enabling Manatron to deliver imaging technology to its Indiana client base primarily related to the electronic processing, storage and retrieval of sales disclosure forms in compliance with State policies.

•

Manatron formed a strategic alliance with Bid4Assets, Inc., a leader in online advertising and auction services for federal, state and local government. This partnership allowed Manatron to deliver Internet tax sale functionality to seven of its Florida clients during the first quarter of fiscal 2006. Over 45,000 tax certificates at a value of $45.8 million were sold over the Internet, as a result of this relationship. Historically, these sales were held in a complex, live auction setting.

•	The Company signed a six-year, $4.5 million GRM contract with the City of Virginia Beach.

Manatron Announces Fiscal 2005 Fourth Quarter and Full-Year Financial Results; Page 3

•	Manatron signed a $4.1 million CAMA contract with the Arizona Department of Revenue, covering all but three counties over a seven year period.

•	Manatron acquired VisiCraft Systems, Inc., adding 26 Property Tax accounts, $350,000 in recurring revenue and invaluable "subject matter expertise" to the Company.

The Company finished the quarter with $8.4 million in cash, a current ratio of 2.0 to 1 and no bank debt. Shareholders' equity increased 16.4 percent to $23.6 million versus $20.3 million reported at April 30, 2004.

Management will discuss the results in a conference call, scheduled for 4:15 p.m. Eastern Time, on Wednesday, July 13, 2005. Anyone interested in participating should call 800-322-0079 if calling within the United States or 973-409-9258 if calling internationally. There will be a playback available until July 20, 2005. To listen to the playback, please call 877-519-4471 if calling within the United States or 973-341-3080 if calling internationally. Please use pin number 6244302 for the replay. This call is being web cast by ViaVid Broadcasting and can be accessed at Manatron's website at www.manatron.com. The web cast may also be accessed at ViaVid's website at www.viavid.net.
The web cast can be accessed until August 13, 2005 on either site.

About Manatron, Inc.: Manatron, Inc. designs, develops, markets and supports a family of web-based and client/server application software products for county, city and township governments. Manatron's products support the back-office processes for these government agencies and facilitate the broader business processes via eGovernment and Internet features, such as Internet payments and mortgage lender integration, targeted at the needs of taxpayers and industry professionals. Manatron also provides mass appraisal services, which includes the assessment of residential, commercial and other types of properties to ensure updated and equitable property valuations. Manatron is headquartered in Portage, Michigan and has offices in California, Florida, Georgia, Illinois, Indiana, North Carolina, Ohio, Tennessee and Virginia. Manatron currently serves approximately 1,300 customers in 28 states and three Canadian provinces. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Safe Harbor Statement: The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government market, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

Non-GAAP Disclosure: Pro forma net revenues were calculated by subtracting Judicial-related revenue, Financial-related revenue, and revenue from hardware and third-party software sales from the actual net revenue figures reported for the fourth quarters and years ended April 30, 2005 and 2004, respectively. Judicial and Financial revenue totaled $17,000 and $300,000 for the fourth quarter and year ended April 30, 2005, respectively. Judicial and Financial revenue totaled $594,000 and $2.4 million for the fourth quarter and year ended April 30, 2004, respectively. Hardware and third-party software sales totaled $373,000 and $1.2 million for the fourth quarter and year ended April 30, 2005, respectively. Hardware and third-party software sales totaled $268,000 and $1.5 million for the fourth quarter and year ended April 30, 2004, respectively.

Manatron Announces Fiscal 2005 Fourth Quarter and Full-Year Financial Results; Page 4

MANATRON, INC.
CONDENSED STATEMENTS OF INCOME

	Three Months Ended		Fiscal Year Ended
	April 30, (unaudited)		April 30, (audited)
	2005	2004	2005	2004
Net Revenues	$11,799,340	$11,309,419	$40,154,825	$38,455,296
Cost of Revenues	6,255,686	5,271,585	22,642,555	20,705,756
Gross Profit	5,543,654	6,037,834	17,512,270	17,749,540
Selling, General & Admin. Expenses	4,419,816	4,451,964	16,176,608	14,954,741
Operating Income	1,123,838	1,585,870	1,335,662	2,794,799
Gain on Sales	-	-	2,237,157	3,962,148
Other Income, net	84,759	69,402	273,835	260,758
Pretax Income	1,208,597	1,655,272	3,846,654	7,017,705
Income Tax Expense	488,000	666,300	1,481,000	2,432,000
Net Income	$720,597	$988,972	$2,365,654	$4,585,705
Basic Earnings Per Share	$0.17	$0.24	$0.57	$1.15
Diluted Earnings Per Share	$0.16	$0.23	$0.53	$1.06
Basic Weighted Average Shares	4,202,930	4,055,639	4,143,173	3,997,180
Diluted Weighted Average Shares	4,510,042	4,380,560	4,448,796	4,315,237

BALANCE SHEET HIGHLIGHTS

	4/30/05	4/30/04
	(audited)	(audited)
Cash and Investments	$8,444,195	$10,125,370
Other Current Assets	17,138,525	12,379,559
Total Current Assets	25,582,720	22,504,929
Net Property & Equipment	2,882,004	2,937,837
Other Assets	9,336,476	7,439,873
Total Assets	$37,801,200	$32,882,639

Current Liabilities	$12,814,969	$12,243,686
Deferred Income Taxes	538,000	343,000
Long-term Note Payable	807,686	-0-
Shareholders' Equity	23,640,545	20,295,953
Total Liabilities and Equity	$37,801,200	$32,882,639

Outstanding Shares	4,478,787	4,274,310